Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

Trimeris Reports First Quarter 2007 FUZEON Sales Results

    Global sales in the first quarter grew 16 percent over 2006
    U.S/Canada sales in the first quarter grew 7 percent over 2006
    Ex U.S/Canada sales in the first quarter grew 25 percent over 2006

MORRISVILLE, N.C. - April 17, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the first quarter of 2007 were $64.3 million, an increase of 16 percent from $55.4 million in the first quarter of 2006. Net sales of FUZEON in the U.S. and Canada for the first quarter of 2007 were $29.3 million, up 7 percent from $27.4 million in the first quarter of 2006. Net sales of FUZEON outside the U.S. and Canada for the first quarter of 2007 were $35.0 million, an increase of 25 percent from $28.0 million in the first quarter of 2006. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd, ("Roche"), Trimeris' collaborative partner.

"We are pleased with the overall growth that FUZEON continues to generate. In North America, as seen in prior years, first quarter sales decreased from the fourth quarter, partially due to wholesaler stocking during the fourth quarter. Inventory levels at the U.S wholesalers have returned to normal levels during the first quarter. For the full year of 2007, we look forward to worldwide FUZEON sales growth," said E. Lawrence Hill, Acting President and Chief Operating Officer of Trimeris.

The release of complete financial results for the first quarter of 2007 will take place in early May, 2007.

Net Fuzeon Sales

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2005:

(millions)
	2005					2006					2007
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1
U.S/Canada Net Sales	$23.3	$25.2	$28.4	$35.8	$112.7	$27.4	$31.1	$33.5	$42.2	$134.2	$29.3
Ex. U.S/Canada Net Sales	19.1	28.7	20.5	27.1	95.5	28.0	26.2	29.5	31.1	114.8	35.0
Global Net Sales	$42.5	$53.9	$48.9	$62.9	$208.2	$55.4	$57.2	$63.0	$73.3	$249.0	$64.3

(numbers may not add due to rounding)

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

--end-